Exhibit 99.1

Talecris Biotherapeutics and Grifols S.A. Receive FTC Request for Additional

Information Regarding Proposed Merger

Research Triangle Park, NC (August 9, 2010) – Talecris Biotherapeutics Holdings Corp. (Nasdaq: TLCR) today announced that Talecris and Grifols S.A. have each received a request for additional information and documentary material, often referred to as a “Second Request,” from the U.S. Federal Trade Commission (FTC) in connection with their proposed merger.

The proposed merger must undergo regulatory review by the FTC under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (HSR Act), and Talecris originally filed its notification with the FTC on July 6, 2010. The Second Request from the FTC is a part of the regulatory process under the HSR Act. Talecris is in the process of gathering information in response to the Second Request and is working cooperatively with the FTC as it reviews the proposed merger.

On June 7, 2010, Grifols and Talecris announced that they had signed a definitive agreement in which Grifols would acquire Talecris for a combination of cash and newly-issued Grifols non-voting shares.

About Talecris: Inspiration. Dedication. Innovation.

Talecris Biotherapeutics is a global biotherapeutic and biotechnology company that discovers, develops and produces critical care treatments for people with life-threatening disorders in a variety of therapeutic areas including immunology, pulmonology, neurology, critical care, and hemostasis.

Contact:

Talecris Investor Relations

Drayton Virkler, 919-316-2356

drayton.virkler@talecris.com

Talecris Corporate Communications

Becky Levine, 919-316-6590

becky.levine@talecris.com